Exhibit 10.32

LEGAL SERVICES FEE AGREEMENT

This Legal Services Fee Agreement (this “Agreement”) is made and entered into effective as of the 26th day of October, 2005, by and among Forgent Networks, Inc. and its wholly owned subsidiary Compression Labs, Inc. (collectively, the “Client”), and Susman Godfrey, LLP (the “Law Firm”). The Law Firm and the Client are sometimes collectively hereinafter referred to as the “Parties.” Any one of the Parties may be sometimes hereinafter referred to as a “Party.”

This Agreement concerns litigation and licensing activities with respect to U.S. Patent No. 4,698,672 (the “‘672 Patent”), together with any continuations, continuations-in-part, divisions and/or foreign counterparts of the ‘672 Patent. The Client is executing this Agreement for the purpose of retaining the Law Firm to represent it in connection with investigating and asserting claims, including the filing and prosecution of lawsuits, against any other person who may be infringing the ‘672 Patent, including the enforcement of the ‘672 Patent in the civil actions identified in Exhibit A. Any such claim as to which litigation is filed is referred to herein as a “Lawsuit.” The Client is also executing this Agreement for the purpose of retaining the Law Firm to represent it in connection with negotiating with infringers who are not parties to any lawsuit relating to the enforcement of the ‘672 Patent to obtain and secure licensing or sublicensing agreements between the Client and infringers. Any such licensing or sublicensing agreements negotiated by the Law Firm will be referred to herein as a “License Agreement,” and any negotiations for such License Agreements will be referred to herein as the “License Negotiations.” The Client is not engaging the Law Firm to market or commercialize its technologies to non-infringers. The Client understands and acknowledges that patent infringement litigation often presents novel and difficult questions of both law and fact, and the acceptance of the engagement by the Law Firm in this matter may preclude engagements by the Law Firm on other matters. However, notwithstanding anything else in this Agreement, Client agrees that Law Firm is not required to represent Client or anyone else in matters before the U.S. Patent and Trademark Office, such as reexamination or reissue proceedings, or in matters involving the Federal Trade Commission.

SPECIAL DISCLOSURE. THE CLIENT ACKNOWLEDGES THAT IT WAS ADVISED TO RETAIN INDEPENDENT LEGAL COUNSEL TO REPRESENT THE CLIENT IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. THE CLIENT FURTHER ACKNOWLEDGES THAT IT WAS ADVISED THAT THE LAW FIRM HAS A CONFLICT OF INTEREST THAT PREVENTS IT FROM REPRESENTING THE CLIENT IN ANY WAY WITH RESPECT TO THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND THAT THE LAW FIRM HAS NOT DONE SO.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by each Party, the Parties agree as follows:

1. Patents and Information Provided by Client. The Client agrees to aid and support the prosecution of the Lawsuits and the Law Firm’s litigation and licensing efforts, and to provide the Law Firm with all information and documents known to or in the possession of the Client or any entities affiliated with the Client relating to the ‘672 Patent, the Lawsuits, licensing efforts, or reasonably required in connection with performing Law Firm’s duties and obligations hereunder.

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2. Client’s Patent Rights. The Client represents and warrants that, to the best of its knowledge after reasonable investigation, the following is true:

(a)	Client owns the exclusive right to enforce all rights with respect to the ‘672 Patent, including, without limitation, the exclusive right to bring actions against others for infringement of the ‘672 Patent, to license and sublicense the ‘672 Patent,

(b)	Client owns the exclusive right to collect all royalties, license fees, profits or other revenue or valuable consideration to be paid or exchanged by anyone else for the right to use the ‘672 Patent,

(c)	The ‘672 Patent is valid and enforceable,

(d)	The adverse parties in the Lawsuits identified in Exhibit “A” infringe the ‘672 Patent, and

(e)	Client has previously made reasonable efforts to disclose to Law Firm all material known facts, allegations, opinions or analysis of counsel, and potential prior art material to the validity, invalidity, enforceability, unenforceability, infringement, or non-infringement of the ‘672 Patent.

In addition, the Client agrees to continue to timely pay all maintenance fees due on the ‘672 Patent.

3. Contingent Fee Compensation to Law Firm.

(a)	For services rendered pursuant hereto, the Client hereby agrees to pay the Law Firm a contingent fee equal to thirty-three percent (33.00%) of all License Proceeds and Litigation Proceeds. For purposes hereof, (i) “License Proceeds” shall mean any revenues, including but not limited to, royalties or license fees, money or other valuable consideration received by the Client through, under or as a result of any License Agreement and/or any License Negotiations, and (ii) “Litigation Proceeds” shall mean any recovery realized out of or collected from or in connection with any Lawsuit, either through settlement, compromise, license or judgment, including, but not limited to, compensatory damages, release of any right to recover damages or enforce injunctive relief, exemplary damages, attorneys’ fees, prejudgment interest, and post judgment interest (whether through trial or settlement of any Lawsuit).

(b)	The Law Firm will receive its percentage interest in the License Proceeds and Litigation Proceeds as they are paid to the Client or, at the election of the Client, based upon the present value of the amount of money that is to be paid to the Client over time. If the Client chooses to waive any such future payments, it will pay the Law Firm an amount equal to the Law Firm’s interest in those payments as they otherwise would have been made to the Client. The Parties agree that (i) the License Proceeds shall include the full fair market value of any non-monetary proceeds and shall not be reduced by any cross-license, cross-action, setoff or other payment by Client, which shall be the sole responsibility of Client, and (ii) the Litigation Proceeds shall include the full fair market value of any non-monetary relief obtained or received directly by the Client or any related entity as a proximate result of any Lawsuit, such as injunctive relief. The Law Firm’s contingent fees based on License Proceeds and Litigation Proceeds shall collectively be referred to herein as the “Contingent Attorneys’ Fees.”

(c)	The Client shall pay the Contingent Attorneys’ Fees to the Law Firm quarterly, on or before the 10th day of each succeeding fiscal quarter. With each such lump sum payment, the Client shall provide the Law Firm with a (i) detailed accounting of all License Proceeds and Litigation Proceeds received by the Client during the immediately preceding fiscal quarter, and (ii) a calculation of the quarterly lump sum amount being tendered to the Law Firm. The Law Firm shall have 30 days following its receipt of each quarterly payment and the accompanying detail within which to verify and/or object to the Client’s calculation of the quarterly payment amount. If the Law Firm fails to object to any quarterly calculation within such 30 day period, the calculation and the payment received shall, absent fraud by the Client, be deemed to have been accepted by the Law Firm and shall be final.

(d)	Anything herein to the contrary notwithstanding, the Law Firm shall not be entitled to receive, and the Client shall not be required to pay the Law Firm, any Contingent Attorneys’ Fees under this Paragraph 3 or otherwise out of or with respect to the first $6 million of “Gross Recoveries” received by the Client on or after October 27, 2004, in recognition of Client’s existing obligations under that certain Resolution Agreement, dated December 22, 2004.

4. Additional Monthly Fixed Fee Compensation to Law Firm. In addition to the Contingent Attorneys’ Fees referenced in paragraph 3 above, the Client shall also pay to Law Firm a fixed fee of one hundred and sixteen thousand dollars ($116,000.00) per month (the “Fixed Fee”), each month until this Agreement terminates. The first such payment shall be due on November 1, 2005. If Client is unable to make payments to the Law Firm pursuant to this paragraph, then at the election of the Law Firm, the fixed fee may be reduced to $50,000 per month and the Contingent Fee referenced in paragraph 3 above shall be increased to 38.5%. If Client is unable to pay the reduced fixed fee described in the preceding sentence, then at the election of the Law Firm, the fixed fee may be reduced to $0 per month and the Contingent Fee referenced in paragraph 3 above shall be increased to 44%.

5. Client Payment of Enforcement Expenses. For purposes hereof, “Enforcement Expenses” shall mean those third-party expenses reasonably incurred by Law Firm on the Client’s behalf hereunder (but only if approved by the Client in advance, either specifically or in periodic expense budgets), including but not limited to, travel expenses, long distance calls, investigation fees, consultant fees, expert and witness fees, charts, photographs, deposition fees and costs, court costs, photocopying and other document reproduction costs, postage charges, fax charges, on-line computer research.

Once the Law Firm becomes entitled to receive Contingent Attorneys’ Fees with regard to a particular Lawsuit or Licensing Agreement, Enforcement Expenses relating to that particular Lawsuit or Licensing Agreement shall be reimbursed to the Client out of any License Proceeds or Litigation Proceeds up to, but not to exceed, 20% of any such License Proceeds or Litigation Proceeds recovered from any person(s) at any one time relating to that particular Lawsuit or Licensing Agreement. For example, if License Proceeds or Litigation Proceeds are recovered from a Licensing Negotiation or any Lawsuit from any person, then up to 20% of such total proceeds will be paid to the Client as reimbursement for Enforcement Expenses incurred, and the remainder of the License Proceeds or Litigation Proceeds will be distributed to the Law Firm and the Client in accordance with the provisions of Paragraph 3(a) above. In the event that the total amount of License Proceeds or Litigation Proceeds recovered with respect to a particular Licensing Negotiation or Lawsuit are insufficient to reimburse the Client fully for Reimbursable Enforcement Expenses, the Client agrees that the Client shall bear the unreimbursed portion of the Enforcement Expenses and that the Law Firm shall not be liable for any Enforcement Expenses not reimbursed.

Client also agrees, on or before November 1, 2005, to pay to Law Firm an initial cost deposit of $25,000 to cover Enforcement Expenses. Law Firm will place those funds in an interest-bearing trust account. The cost deposit will be applied to Law Firm’s final statement for expenses, or, in Law Firm’s discretion, to any past due monthly expense statement or invoice for fees. Client is obligated to maintain the cost deposit at its initial amount at all times. Upon the termination of this Agreement, Law Firm will promptly refund the balance, less payment of any fees or expenses unpaid as of the date of Law Firm’s final bill. Law Firm’s agreement to provide legal representation in this matter is conditioned upon payment and maintenance of the requested cost deposit. In addition, SG retains the discretion to request a supplemental cost deposit, over and above the cost deposit required prior to our commencement of the engagement, in the event of an increase in anticipated monthly expenses during the course of litigation.

6. Quarterly Budget. On or before the 5th day of the start of each quarter during the term hereof, the Law Firm shall prepare and provide to the Client a written budget for that quarter for the Law Firm’s legal Enforcement Expenses under Paragraph 5. The Law Firm shall also notify Client of any anticipated material increases not reflected in the Quarterly Budget.

7. Court Award of Attorneys Fees or Costs. Where reasonably appropriate under the circumstances in any Lawsuit, the Law Firm shall apply to the Court for such amount of compensation, costs, and litigation expenses, if any, as may reasonably be allowed to the Client by law (“Attorneys Fees and Costs”). Any Attorneys Fees and Costs recovered under this paragraph shall be treated as Litigation Proceeds under this Agreement.

8. Defense of Counterclaims and Declaratory Judgment Actions. The Law Firm shall defend any action or counterclaim relating to the `672 patent filed against the Client by a defendant in a Lawsuit or by any person with whom the Client has been engaged in License Negotiations, including but not limited to, any action or counterclaim for declaratory judgment of patent invalidity, unenforceability or non-infringement relating to the ‘672 Patent, or for any other claim that is substantively related to the ‘672 Patent or Client’s rights therein, on the basis specified in Paragraphs 3, 4 and 5 above. To the extent that any action, claim or counterclaim is asserted against the Client that does not fall within the scope of the preceding sentence, and the Client desires the Law Firm to defend the Client against such cause of action, the Law Firm and the Client may agree to such representation on such terms as are mutually acceptable.

9. Law Firm Association of other Lawyers or Assignment. The Law Firm agrees to perform faithfully the duties imposed upon the Law Firm as attorneys for the Client in accordance herewith. The Law Firm may, at the discretion and expense of the Law Firm, associate any other attorney, law firm or other entity, as allowed by law, in pursuing its duties and obligations hereunder, and may assign all or any part of its interest in the License Proceeds or Litigation Proceeds to any other such entity, as allowed by law, provided that such assignment shall not relieve the Law Firm from its responsibility as legal counsel for the Client without Client’s prior written consent, nor shall such assignment increase the cost to the Client of any Lawsuit or reduce the interest of the Client in the License Proceeds or Litigation Proceeds. Notwithstanding anything else in this Agreement, to the extent that Law Firm assigns work to be performed on an hourly-rate basis by Monte Bond or Godwin Gruber LLP relating to Licensing Negotiations, License Agreements, Lawsuits, or investigation of potential claims to be asserted pursuant to this Agreement, and to the extent that such work is performed from the date of execution of this agreement to February 13, 2006, Law Firm shall be responsible for paying 33% of such hourly-rate fees and Client shall be responsible for paying the remaining 67% of such fees, although Client’s obligation to pay such fees to Monte Bond or Godwin Gruber shall be capped at $133,665.00. The Law Firm shall be responsible for retaining and paying local counsel, if any. Other than as set forth in this paragraph, the Law Firm shall not be obligated to pay any fees to any other legal counsel or to assign any part of its interest in the License Proceeds or Litigation Proceeds to any other legal counsel or party.

10. Assignment of ‘672 Patent or Any Rights Therein. The Law Firm and the Client acknowledge and agree that the Client’s agreement to pay the Law Firm the Contingent Attorneys’ Fees hereunder is in no way a conveyance or assignment of any interest or rights to the ‘672 Patent. The Client retains the right to use the technology in the ‘672 Patent and to make, have made, import, use, sell or offer for sale any equipment, device or apparatus and to practice any method covered by any claim of any of the ‘672 Patent, for the customers of the Client.

11. Termination of Engagement.

(a)	By the Law Firm. The Law Firm may at any time, at its option (and with Court approval in the case of any Lawsuit), with or without cause, terminate its representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Client.

(b)	By the Client. The Client may at any time, with or without cause, terminate the Law Firm’s representation of the Client hereunder by providing not less than 90 days’ prior written notice to the Law Firm.

(c)	Effect of Termination. Upon the termination of the Law Firm’s representation of the Client hereunder by either Party, this Agreement shall be terminated and shall no longer be of any force or effect, and neither Party shall thereafter be liable to the other hereunder except as expressly provided herein. Notwithstanding the termination hereof, the Client shall compensate the Law Firm hereunder as follows:

(1)	Except where Client has terminated this Agreement for cause, Client shall pay the Law Firm all compensation due under Paragraph 4 and all Enforcement Expenses due under Paragraph 5 through the effective date of termination (the “Termination Date”). Such amounts shall be paid in full within 30 days of Client’s receipt of final invoice.

(2)	With respect to any Contingent Attorneys’ Fees due as of or subsequent to the Termination Date with respect to Lawsuits or License Negotiations completed prior to the Termination Date, the Client shall continue to pay the Law Firm such fees in accordance with the payment procedures prescribed in Paragraph 3 above.

(3)

With respect to any Lawsuit or License Negotiation hereunder that is not completed prior to the Termination Date, but that is thereafter completed by the Client with or without the assistance of replacement legal counsel, upon receipt of any License Proceeds or Litigation Proceeds with respect thereto, the Client shall pay the Law Firm its pro rata share of such proceeds. For purposes hereof, the Law Firm’s “pro rata share” shall be (A) the total amount of the proceeds that otherwise would have been due and payable to the Law Firm hereunder relative to such Lawsuit or License Negotiation if this Agreement had remained in effect through the date of Client’s receipt of the License Proceeds or Litigation Proceeds, multiplied by (B) a fraction, the numerator of which is equal to the Law Firm’s total billings (exclusive of Enforcement Expenses) for legal services rendered (at its standard hourly rates applicable at the time) relative to such Lawsuit or License Negotiation during the period beginning on the Contingent Fee Start Date (as defined in paragraph 3(d) above) and ending on the Termination Date, and the denominator of which is equal to the total billings

(exclusive of Enforcement Expenses) by all law firms (including the billings by the Law Firm) for legal services rendered relative to such Lawsuit or License Negotiation during the period beginning on October 27, 2004 (or such later date as legal services relative to such Lawsuit or License Negotiation were commenced) and ending on the date such Law Suit or Licensing Negotiation is completed.

12. Audit. As long as the Law Firm is entitled to receive payments resulting from any License Proceeds or Litigation Proceeds, the Law Firm shall have the right to audit all financial records of the Client related to the receipt of any such proceeds.

13. Law Firm Authority to Act for Client. The Client authorizes the Law Firm to try, negotiate, compromise, settle and receive for and in Client’s name, all compensation, damages or property to which Client may become entitled by reason of any License Agreement or Lawsuit. Client agrees not to enter into any License Agreement or settle any Lawsuit without consultation with the Law Firm, and the Law Firm agrees not to enter into any License Agreement or settle any Lawsuit without the written consent of the Client.

14. No Representation or Warranty by Law Firm. Each Party specifically recognizes that the other Party has made no representation or warranty whatsoever regarding the probable outcome of any Lawsuit and has in no way guaranteed the result or outcome of nor any recovery from the settlement or trail of any Lawsuit.

15. Other Documents. The Parties agree to execute such other documents as might be reasonably necessary or appropriate to consummate and implement the terms of this Agreement.

16. Client Option for Hourly Fees. The Client acknowledges that prior to signing this Agreement, the Client was given the option of retaining the Law Firm to prosecute any Lawsuit on exclusively a normal hourly rate (plus costs and expenses incurred) basis but elected instead to retain the Law Firm to prosecute any Lawsuit pursuant to the terms and conditions of this Agreement.

17. Remedies for Breach. In the event that any Party hereto shall breach any of the obligations imposed by this Agreement, then a non-breaching Party shall be entitled to pursue a claim for monetary damages as a result of such breach. No Party, however, shall be entitled to recover special, indirect, or consequential damages, including lost profits, from any other Party. For purposes of this paragraph, if the Client breaches the Agreement, the compensation to which the Law Firm may be entitled under Paragraph 3 herein is not “special, indirect, or consequential damages, including lost profits.”

18. Successors and Assigns. This Agreement is and shall be binding and inure to the benefit of the Parties, legal representatives, successors and assigns.

19. Governing Law. It is expressly understood and agreed that this Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas.

20. Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions thereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

21. Waiver and Integration Clause. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings or written or oral agreement between the Parties respecting the subject matter of this Agreement, including specifically the Original Agreement.

This Agreement may not be modified or amended except by a subsequent agreement in writing signed by the Parties. The Parties may waive any of the conditions contained herein or any of the obligations of any other party. Any such waiver shall be effective only if in writing and signed by the Party waiving such condition or obligation.

22. Counterparts. This Agreement may be executed in multiple counterparts, each one of which will be considered to be an original.

23. State Bar Notice. The Texas State Bar Act requires that Texas attorneys give notice to their clients that the State Bar of Texas investigates and prosecutes professional misconduct committed by Texas attorneys. Although not every complaint against or dispute with a lawyer involves professional misconduct, the State Bar’s Office of the General Counsel will provide information about how to file a complaint by calling 1-800-932-1900 toll free.

24. Arbitration. Arbitration of Disputes. While we have no expectation that a problem will arise concerning the fee(s) or other matters relating to this Agreement, should one develop, it is the Parties’ mutual desire that it be resolved expeditiously and economically. The Parties all recognize that arbitration will accomplish that result. Accordingly, in the event of a disagreement or controversy between the Client, including it’s parents’, subsidiaries, affiliates, investors, employees, officers, directors, agents, principals, successors, and assigns, on the one hand and Law Firm, including its partners, associates, attorneys, employees, agents, principals, successors, and assigns, on the other hand, concerning Law Firm’s representation of the Client, the performance of this Agreement, the fees due under this Agreement, the Expenses due or to be reimbursed under this Agreement, the meaning of any part of this Agreement, the extent of the rights and obligations under this Agreement, any claim of breach of or termination of this Agreement, any claim of malpractice or malfeasance, or any matter related to this Agreement or Law Firm’s relationship with Client, then it shall be resolved by binding arbitration which will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), but which will not be administered by the AAA. There will be three arbitrators on the panel, all of whom will be attorneys residing in Travis County, Texas. The arbitrators will be selected as follows: Law Firm will select one arbitrator; the Client will select one arbitrator; and those two arbitrators will select the third arbitrator, but if one party fails or refuses to select an arbitrator or if the two party selected arbitrators cannot agree on who should be selected, a state district judge of Travis County, Texas, will appoint the arbitrator(s) for the vacant position(s). The compensation of each arbitrator will be determined by agreement between Law Firm and Client, and the arbitrators, and failing such agreement, the compensation will be based on the regular hourly rate or other fee regularly charged by the arbitrators for professional services. The decision of the arbitrators shall be final, and a judgment based on any award by the arbitrators may be entered in any state civil district court in Travis County, Texas. The Parties hereby agree that this Agreement is performable in Travis County, Texas, and, in the unlikely event that there is any litigation or arbitration concerning this Agreement, the Parties agree that they will not contest the personal jurisdiction or the venue of the state civil district courts in Travis County, Texas. The Parties agree that any arbitration under this section shall be conducted in Travis County, Texas.

25. Nonpayment. By your execution of this engagement letter, you agree that we are relieved from the responsibility of performing any further work should you fail to pay any fees due hereunder, including paying the monthly fixed fee as referenced in paragraph 4 above, and expenses (including bills for expenses received from third parties), or for supplemental cost deposits, within fifteen (15) days of receipt of statements for such fees and expenses, normally by the first of the month following receipt. In such event, you agree that we may move to withdraw as your counsel in any case where we have made an appearance on your behalf, and that you will promptly execute any withdrawal motions required to accomplish this.

26. Estimates. Client understands that any estimates provided by Law Firm of the magnitude of the expenses that will be required at certain stages of any litigation asserting the cause of action are not precise, and that the kinds and amounts of expenses required are ultimately a function of many conditions over which Law Firm has little or no control, particularly the extent to which the opposition files pretrial motions and engages in its own discovery.

27. Client’s Indemnity. Client agrees to indemnify and hold Law Firm harmless for any claims asserted by others to any portion of the Lawsuit.

28. Joint and Several Obligation. It is expressly agreed that each Client is jointly and severally liable for any obligation of any and all other clients.

29. No Guarantees. The Client hereby acknowledges that Law Firm has made no guarantees regarding the successful outcome of this matter and all expressions about the outcome are only opinions.

FORGENT NETWORKS, INC.

By:	/s/ Richard N. Snyder
Richard N. Snyder
Chief Executive Officer

COMPRESSION LABS, INC.

By:	/s/ Richard N. Snyder
Richard N. Snyder
Chief Executive Officer

SUSMAN GODFREY, LLP

By:	/s/ David Marcus
David Marcus Partner

EXHIBIT A

U.S. District Court, Eastern District of Texas (Marshall Division) 2:04-cv-00158-DF.

Compression Labs Incorporated v. Agfa Corporation; Apple Computer Incorporated; Axis Communications Incorporated; Canon USA Incorporated; Concord Camera Corporation; Creative Labs Incorporated; Eastman Kodak Company; Fuji Photo Film USA Inc.; Fujitsu Computer Products of America Inc.; Gateway Incorporated; Hewlett-Packard Company; JASC Software, Inc.; JVC Americas Corporation; Kyocera Wireless Corporation; Macromedia Incorporated; Matsushita Electric Corporation of America; Mitsubishi Digital Electronics America Inc.; Oce North America Incorporated; Onkyo USA Corporation; PalmOne Incorporated; Panasonic Communications Corporation of America; Panasonic Mobile Communications Development Corporation of USA; Ricoh Corporation; Riverdeep Incorporated (d/b/a Broderbund); Savin Corporation; Thomson SA; Xerox Corporations; and Thomson Inc.

U.S. District Court, Eastern District of Texas (Marshall Division) 2:04-cv-00159-DF.

Compression Labs Incorporated v. Dell, Inc.; International Business Machines Corporation; and Toshiba America, Inc.

U.S. District Court, Eastern District of Texas (Marshall Division) 2:04-cv-00294-DF.

Compression Labs Incorporated v. Acer America Corporation; Audio Vox Corporation; Audio Vox Communications Corporation; Audio Vox Electronics Corporation; BancTec, Incorporated; BenQAmerica Corporation; Color Dreams, Incorporated (d/b/a StarDot Technologies); Google, Incorporated; ScanSoft, Incorporated; Sun Microsystems, Incorporated; TiVo, Incorporated; Veo, Incorporated; and Yahoo!, Incorporated

U.S. District Court, Eastern District of Texas (Marshall Division) 2:04-cv-00410-DF.

Compression Labs Incorporated v. Creo, Inc. And Creo Americas, Inc.

U.S. District Court, District of Delaware (Wilmington Division) 04-cv-818.

Agfa Corp.; Dell Inc.; Gateway Inc.; Hewlett-Packard Co.; JVC Americas Corporation; Macromedia, Inc.; Matsushita Electric Corp. of America; Mitsubishi Digital Elecs. Am. Inc.; Oce North America Inc.; Palmone Inc.; Ricoh Corp.; Riverdeep Inc.; Savin Corp.; Thomson Inc.; Apple Computer Inc.; Axis Comms Inc.; Canon USA, Inc.; Eastman Kodak Co.; Fuji Photo Film USA; Fujitsu Computer Products of America, Inc.; International Business Machines Corp.; Jasc Software, Inc.; Toshiba America Consumer Products, LLC; and Xerox Corp. v. Compression Labs Inc.; Forgent Networks, Inc.; and General Instrument Corp.

U.S. District Court, District of Delaware (Wilmington Division) 04-cv-918.

Yahoo Inc. v. Compression Labs Inc.; Forgent Networks Inc.; and General Instruments Corp.

U.S. District Court, District of Delaware (Wilmington Division) 04-cv-1293.

Yahoo Inc. v. Compression Labs Inc.; Forgent Networks Inc.; and General Instruments Corp.

U.S. District Court, California Northern District (San Francisco Division) 3 :04-cv-03 124-PJH.

Sun Microsystems, Inc. v. Compression Labs, Inc.

U.S. District Court, California Northern District (Oakland Division) 3:04-cv-03934-PJH.

Google Inc. v. Compression Labs Inc.,; Forgent Networks, Inc.; and General Instruments Corporation

Before the Judicial Panel on Multidistrict Litigation

MDL Docket No. 1654.

In re Compression Labs, Inc., Patent Litigation

United States of America Federal Trade Commission

Nonpublic Investigation File No. 0310197.

In The Matter Of Forgent Networks, Inc.